   EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
FRIDAY, FEBRUARY 1, 2013

EXXON MOBIL CORPORATION ANNOUNCES ESTIMATED

FOURTH QUARTER 2012 RESULTS

	Fourth Quarter			Twelve Months
	2012	2011	%	2012	2011	%
Earnings Excluding Special Items [1]
$ Millions	9,950	9,400	6	44,880	41,060	9
$ Per Common Share
Assuming Dilution	2.20	1.97	12	9.70	8.42	15

Special Items
$ Millions	0	0		0	0

Earnings
$ Millions	9,950	9,400	6	44,880	41,060	9
$ Per Common Share
Assuming Dilution	2.20	1.97	12	9.70	8.42	15

Capital and Exploration
Expenditures - $ Millions	12,443	10,019	24	39,799	36,766	8

[1] See page 8 for a reference to earnings

EXXONMOBIL'S CHAIRMAN REX W. TILLERSON COMMENTED:

 “Energy is fundamental to economic growth and improved living standards. ExxonMobil’s strong financial performance enables continued investment in new energy supplies, which creates jobs and supports economic expansion.

Fourth quarter 2012 earnings were over $9.9 billion, up 6% from the fourth quarter of 2011.  Full year 2012 earnings were $44.9 billion, up 9% from 2011, with record earnings per share of $9.70.

Capital and exploration expenditures were a record $39.8 billion in 2012 as we continue pursuing opportunities to find and produce new supplies of oil and natural gas to meet global demand for energy.

In 2012, the Corporation distributed over $30 billion to shareholders through dividends and share purchases to reduce shares outstanding.”

FOURTH QUARTER HIGHLIGHTS

•

Earnings of $9,950 million increased $550 million or 6% from the fourth quarter of 2011.

•

Earnings per share (assuming dilution) were $2.20, an increase of 12% from the fourth quarter of 2011.

•

Gains from asset sales in the fourth quarter of 2012 were nearly $600 million, down $800 million from the prior year.

•

LIFO inventory gains were over $300 million for the fourth quarter of 2012, similar to the 2011 level.

•

Capital and exploration expenditures were $12.4 billion, up 24% from the fourth quarter of 2011.

•

Oil-equivalent production decreased 5% from the fourth quarter of 2011.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production decreased 2%.

•

Cash flow from operations and asset sales was $14.0 billion, including proceeds associated with asset sales of $0.8 billion.

•

Share purchases to reduce shares outstanding were $5 billion.

•

Dividends per share of $0.57 increased 21% compared to the fourth quarter of 2011.

•

ExxonMobil commenced start-up operations at one of the world’s largest ethylene steam crackers, the centerpiece of the company’s multi-billion dollar expansion at its Singapore petrochemical complex.  Powered by a new 220-megawatt cogeneration plant, the expansion adds 2.6 million tonnes per year of new finished product capacity.

•

As announced on January 4, 2013, ExxonMobil will develop the Hebron oil field offshore the Canadian province of Newfoundland and Labrador using a gravity-based structure that will recover more than 700 million barrels of oil, an increase versus earlier estimates. Capital cost for the project, which is expected to begin oil production around the end of 2017, is estimated at $14 billion. The platform is being designed for daily production of 150,000 barrels of oil.

Fourth Quarter 2012 vs. Fourth Quarter 2011

Upstream earnings were $7,762 million in the fourth quarter of 2012, down $1,067 million from the fourth quarter of 2011.  Lower liquids realizations, partially offset by improved natural gas realizations, decreased earnings by $70 million.  Production volume and mix effects reduced earnings by $400 million.  All other items, including over $500 million of lower gains from asset sales, decreased earnings by a net $600 million.

On an oil-equivalent basis, production decreased 5.2% from the fourth quarter of 2011. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production decreased 2.1%.

Liquids production totaled 2,203 kbd (thousands of barrels per day), down 47 kbd from the fourth quarter of 2011.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, liquids production was down 1.4%, as field decline was partially offset by project ramp-up in West Africa and lower downtime.

Fourth quarter natural gas production was 12,541 mcfd (millions of cubic feet per day), down 1,136 mcfd from 2011.  Excluding the impacts of entitlement volumes and divestments, natural gas production was down 2.8%, as field decline was partially offset by higher demand and lower downtime.

Earnings from U.S. Upstream operations were $1,604 million, $420 million higher than the fourth quarter of 2011.  Non-U.S. Upstream earnings were $6,158 million, down $1,487 million from the prior year.

Downstream earnings were $1,768 million, up $1,343 million from the fourth quarter of 2011.  Stronger refining-driven margins increased earnings by $1.2 billion, while volume and mix effects contributed an additional $80 million.  All other items increased earnings by about $80 million.  Petroleum product sales of 6,108 kbd were 385 kbd lower than last year's fourth quarter due mainly to the Japan restructuring and divestments.

Earnings from the U.S. Downstream were $697 million, up $667 million from the fourth quarter of 2011.  Non-U.S. Downstream earnings of $1,071 million were $676 million higher than last year.

Chemical earnings of $958 million were $415 million higher than the fourth quarter of 2011.  Higher margins, mainly commodities, increased earnings by $330 million.  All other items increased earnings by $90 million.  Fourth quarter prime product sales of 5,901 kt (thousands of metric tons) were 370 kt lower than last year's fourth quarter due mainly to the Japan restructuring.

Corporate and financing expenses were $538 million for the fourth quarter of 2012, up $141 million from the fourth quarter of 2011, due mainly to tax impacts.

During the fourth quarter of 2012, Exxon Mobil Corporation purchased 59 million shares of its common stock for the treasury at a gross cost of $5.3 billion.  These purchases included $5.0 billion to reduce the number of shares outstanding, with the balance used to acquire shares in conjunction with the company’s benefit plans and programs.  Share purchases to reduce shares outstanding are currently anticipated to equal $5 billion in the first quarter of 2013.  Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

Full Year 2012 vs. Full Year 2011

Earnings of $44,880 million increased $3,820 million from 2011.  Earnings per share increased 15% to $9.70.

FULL YEAR HIGHLIGHTS

•

Earnings were $44,880 million, up 9%.

•

Earnings include $9.9 billion of divestment and restructuring gains, mainly Japan of $6.5 billion.

•

Earnings per share increased 15% to $9.70.

•

Oil-equivalent production was down 6% from 2011.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was down 2%.

•

Cash flow from operations and asset sales was $63.8 billion, including proceeds associated with asset sales of $7.7 billion.

•

The Corporation distributed over $30 billion to shareholders in 2012 through dividends and share purchases to reduce shares outstanding.

•

Capital and exploration expenditures were a record $39.8 billion.

•

The Corporation participated in three major liquids project start-ups in West Africa in 2012 with capacity of 350 thousand gross barrels of oil per day.

Upstream earnings were $29,895 million, down $4,544 million from 2011.  Lower liquids realizations, partly offset by improved natural gas realizations, decreased earnings by about $100 million.  Production volume and mix effects decreased earnings by $2.3 billion.  All other items, including higher operating expenses, unfavorable tax items, lower gains on asset sales, and unfavorable foreign exchange effects, reduced earnings by $2.1 billion.

On an oil-equivalent basis, production was down 5.9% compared to 2011.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was down 1.7%.

Liquids production of 2,185 kbd decreased 127 kdb from 2011.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, liquids production was down 1.6%, as field decline was partly offset by project ramp-up in West Africa and lower downtime.

Natural gas production of 12,322 mcfd decreased 840 mcfd from 2011.  Excluding the impacts of entitlement volumes and divestments, natural gas production was down 1.9%, as field decline was partially offset by higher demand and lower downtime.

Earnings from U.S. Upstream operations for 2012 were $3,925 million, down $1,171 million from 2011.  Earnings outside the U.S. were $25,970 million, down $3,373 million.

Downstream earnings of $13,190 million increased $8,731 million from 2011.  Stronger refining-driven margins increased earnings by $2.6 billion, while volume and mix effects increased earnings by about $200 million.  All other items increased earnings by $5.9 billion due primarily to the $5.3 billion gain associated with the Japan restructuring and other divestment gains.  Petroleum product sales of 6,174 kbd decreased 239 kbd from 2011 due mainly to the Japan restructuring and divestments.

U.S. Downstream earnings were $3,575 million, up $1,307 million from 2011.  Non-U.S. Downstream earnings were $9,615 million, an increase of $7,424 million from last year.

Chemical earnings of $3,898 million were $485 million lower than 2011.  Margins decreased earnings by $440 million, while volume effects lowered earnings by $100 million.  All other items increased earnings by $50 million, as a $630 million gain associated with the Japan restructuring and favorable tax impacts were mostly offset by unfavorable foreign exchange effects and higher operating expenses.  Prime product sales of 24,157 kt were down 849 kt from 2011.

Corporate and financing expenses were $2,103 million, down $118 million from 2011.

Gross share purchases for 2012 were $21.1 billion, reducing shares outstanding by 244 million shares.

Estimates of key financial and operating data follow.

ExxonMobil will discuss financial and operating results and other matters on a webcast at 8:30 a.m. Central time on February 1, 2013.  To listen to the event live or in archive, go to our website at exxonmobil.com.

Cautionary statement

Statements relating to future plans, projections, events or conditions are forward-looking statements.  Actual results, including project plans, costs, timing, and capacities; capital and exploration expenditures; resource recoveries; and share purchase levels, could differ materially due to factors including: changes in oil or gas prices or other market or economic conditions affecting the oil and gas industry, including the scope and duration of economic recessions; the outcome of exploration and development efforts; changes in law or government regulation, including tax and environmental requirements; the outcome of commercial negotiations; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" in the “Investors” section of our website and in Item 1A of ExxonMobil's 2011 Form 10-K.  We assume no duty to update these statements as of any future date.

Frequently used terms

Consistent with previous practice, this press release includes both earnings excluding special items and earnings per share excluding special items.  Both are non-GAAP financial measures and are included to help facilitate comparisons of base business performance across periods. Reconciliation to net income attributable to ExxonMobil is shown in Attachment II.  The release also includes cash flow from operations and asset sales.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities.  A reconciliation to net cash provided by operating activities is shown in Attachment II.  References in this release to barrels of oil include amounts that are not yet classified as proved reserves under SEC definitions but that we believe will ultimately be produced.  Further information on ExxonMobil's frequently used financial and operating measures and other terms is contained under the heading "Frequently Used Terms" available through the “Investors” section of our website at exxonmobil.com.

The term “project” as used in this release does not necessarily have the same meaning as under SEC Rule 13q-1 relating to government payment reporting.  For example, a single project for purposes of the rule may encompass numerous properties, agreements, investments, developments, phases, work efforts, activities and components, each of which we may also informally describe as a “project”.

Reference to Earnings

References to total corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the income statement.  Unless otherwise indicated, references to earnings, special items, earnings excluding special items, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

Attachment I

EXXON MOBIL CORPORATION
FOURTH QUARTER 2012
(millions of dollars, unless noted)

	Fourth Quarter		Twelve Months
	2012	2011	2012	2011
Earnings / Earnings Per Share

Total revenues and other income	115,173	121,609	482,295	486,429
Total costs and other deductions	97,473	104,568	403,569	413,172
Income before income taxes	17,700	17,041	78,726	73,257
Income taxes	7,398	7,317	31,045	31,051
Net income including noncontrolling interests	10,302	9,724	47,681	42,206
Net income attributable to noncontrolling interests	352	324	2,801	1,146
Net income attributable to ExxonMobil (U.S. GAAP)	9,950	9,400	44,880	41,060

Earnings per common share (dollars)	2.20	1.97	9.70	8.43

Earnings per common share
- assuming dilution (dollars)	2.20	1.97	9.70	8.42

Other Financial Data

Dividends on common stock
Total	2,592	2,247	10,092	9,020
Per common share (dollars)	0.57	0.47	2.18	1.85

Millions of common shares outstanding
At December 31			4,502	4,734
Average - assuming dilution	4,541	4,775	4,628	4,875

ExxonMobil share of equity at December 31			165,863	154,396
ExxonMobil share of capital employed at December 31			182,781	175,406

Income taxes	7,398	7,317	31,045	31,051
Sales-based taxes	7,752	8,490	32,409	33,503
All other taxes	8,966	10,969	38,857	43,544
Total taxes	24,116	26,776	102,311	108,098

ExxonMobil share of income taxes of
equity companies	1,360	1,296	5,859	5,603

Attachment II

EXXON MOBIL CORPORATION
FOURTH QUARTER 2012
(millions of dollars)
	Fourth Quarter		Twelve Months
	2012	2011	2012	2011
Earnings (U.S. GAAP)
Upstream
United States	1,604	1,184	3,925	5,096
Non-U.S.	6,158	7,645	25,970	29,343
Downstream
United States	697	30	3,575	2,268
Non-U.S.	1,071	395	9,615	2,191
Chemical
United States	728	383	2,220	2,215
Non-U.S.	230	160	1,678	2,168
Corporate and financing	(538)	(397)	(2,103)	(2,221)
Net income attributable to ExxonMobil	9,950	9,400	44,880	41,060
Special Items
Upstream
United States	0	0	0	0
Non-U.S.	0	0	0	0
Downstream
United States	0	0	0	0
Non-U.S.	0	0	0	0
Chemical
United States	0	0	0	0
Non-U.S.	0	0	0	0
Corporate and financing	0	0	0	0
Corporate total	0	0	0	0
Earnings Excluding Special Items
Upstream
United States	1,604	1,184	3,925	5,096
Non-U.S.	6,158	7,645	25,970	29,343
Downstream
United States	697	30	3,575	2,268
Non-U.S.	1,071	395	9,615	2,191
Chemical
United States	728	383	2,220	2,215
Non-U.S.	230	160	1,678	2,168
Corporate and financing	(538)	(397)	(2,103)	(2,221)
Corporate total	9,950	9,400	44,880	41,060
Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities (U.S. GAAP)	13.2	10.7	56.1	55.4
Proceeds associated with asset sales	0.8	6.9	7.7	11.1
Cash flow from operations and asset sales	14.0	17.6	63.8	66.5

Attachment III

EXXON MOBIL CORPORATION
FOURTH QUARTER 2012

	Fourth Quarter		Twelve Months
	2012	2011	2012	2011
Net production of crude oil
and natural gas liquids,
thousands of barrels daily (kbd)
United States	430	432	418	423
Canada/South America	268	247	251	252
Europe	205	257	207	270
Africa	479	468	487	508
Asia	776	800	772	808
Australia/Oceania	45	46	50	51
Worldwide	2,203	2,250	2,185	2,312

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	3,747	4,005	3,822	3,917
Canada/South America	346	400	362	412
Europe	3,627	3,866	3,220	3,448
Africa	15	8	17	7
Asia	4,477	5,103	4,538	5,047
Australia/Oceania	329	295	363	331
Worldwide	12,541	13,677	12,322	13,162

Oil-equivalent production (koebd) [1]	4,293	4,530	4,239	4,506

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment IV

EXXON MOBIL CORPORATION
FOURTH QUARTER 2012

	Fourth Quarter		Twelve Months
	2012	2011	2012	2011
Refinery throughput (kbd)
United States	1,856	1,839	1,816	1,784
Canada	468	433	435	430
Europe	1,499	1,526	1,504	1,528
Asia Pacific	823	1,157	998	1,180
Other	191	295	261	292
Worldwide	4,837	5,250	5,014	5,214

Petroleum product sales (kbd)
United States	2,737	2,579	2,569	2,530
Canada	470	463	453	455
Europe	1,537	1,592	1,571	1,596
Asia Pacific	896	1,221	1,016	1,204
Other	468	638	565	628
Worldwide	6,108	6,493	6,174	6,413

Gasolines, naphthas	2,500	2,626	2,489	2,541
Heating oils, kerosene, diesel	1,881	2,080	1,947	2,019
Aviation fuels	487	492	473	492
Heavy fuels	499	568	515	588
Specialty products	741	727	750	773
Worldwide	6,108	6,493	6,174	6,413

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,378	2,392	9,381	9,250
Non-U.S.	3,523	3,879	14,776	15,756
Worldwide	5,901	6,271	24,157	25,006

Attachment V

EXXON MOBIL CORPORATION
FOURTH QUARTER 2012
(millions of dollars)

	Fourth Quarter		Twelve Months
	2012	2011	2012	2011
Capital and Exploration Expenditures
Upstream
United States	4,036	2,414	11,080	10,741
Non-U.S.	7,328	6,589	25,004	22,350
Total	11,364	9,003	36,084	33,091
Downstream
United States	192	152	634	518
Non-U.S.	479	493	1,628	1,602
Total	671	645	2,262	2,120
Chemical
United States	129	93	408	290
Non-U.S.	258	235	1,010	1,160
Total	387	328	1,418	1,450

Other	21	43	35	105

Worldwide	12,443	10,019	39,799	36,766

Exploration expenses charged to income
included above
Consolidated affiliates
United States	101	88	392	268
Non-U.S.	349	332	1,441	1,802
Equity companies - ExxonMobil share
United States	6	3	9	10
Non-U.S.	2	9	17	13
Worldwide	458	432	1,859	2,093

Attachment VI

EXXON MOBIL CORPORATION
EARNINGS

	$ Millions	$ Per Common Share [1]

2008
First Quarter	10,890	2.03
Second Quarter	11,680	2.24
Third Quarter	14,830	2.86
Fourth Quarter	7,820	1.55
Year	45,220	8.70

2009
First Quarter	4,550	0.92
Second Quarter	3,950	0.82
Third Quarter	4,730	0.98
Fourth Quarter	6,050	1.27
Year	19,280	3.99

2010
First Quarter	6,300	1.33
Second Quarter	7,560	1.61
Third Quarter	7,350	1.44
Fourth Quarter	9,250	1.86
Year	30,460	6.24

2011
First Quarter	10,650	2.14
Second Quarter	10,680	2.19
Third Quarter	10,330	2.13
Fourth Quarter	9,400	1.97
Year	41,060	8.43

2012
First Quarter	9,450	2.00
Second Quarter	15,910	3.41
Third Quarter	9,570	2.09
Fourth Quarter	9,950	2.20
Year	44,880	9.70

[1] Computed using the average number of shares outstanding during each period.
The sum of the four quarters may not add to the full year.